Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Therapeutics Reports Positive Topline Results from Phase 2 STRIVE Trial of Lead Antifungal Rezafungin

Favorable safety, tolerability, and efficacy observed in novel once-weekly echinocandin for difficult-to-treat invasive fungal infections

Phase 3 studies for both treatment and prevention on track to start mid-2018

Company to host conference call today at 8:00 a.m. ET/5:00 a.m. PT

SAN DIEGO, March 19, 2018 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported positive topline results from the global, randomized Phase 2 STRIVE clinical trial of its lead antifungal candidate rezafungin acetate. STRIVE met all of its primary objectives, as once-weekly intravenous dosing of rezafungin was observed to be generally well tolerated and safe in patients with candidemia and/or invasive candidiasis. The data also showed evidence of the efficacy of rezafungin, which was defined in the trial by clearance of Candida from the blood or other normally sterile sites, resolution of signs related to the infection, investigator assessment of clinical response and overall survival. These results enable Cidara to advance its planned Phase 3 pivotal trials in the treatment of candidemia and invasive candidiasis and the prevention (prophylaxis) of invasive fungal infections in 2018.

Rezafungin is a novel antifungal echinocandin being developed as a once-weekly, high-exposure therapy for the treatment and prevention of serious invasive fungal infections.

“We extend sincere thanks to our STRIVE participants, investigators and their site staff for their dedication and execution of this trial. This is the first time that any antifungal has shown the potential to be a safe and effective once-weekly treatment option for patients with difficult-to-treat and deadly invasive Candida infections, which may enable patients to leave the hospital earlier, saving money and improving care,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “It is especially encouraging to note the consistent trends in relative outcomes improvement among patients on the rezafungin 400/200 regimen as compared to those on the comparator caspofungin. With these data in hand, we can confidently select the dosing regimens for our two upcoming Phase 3 pivotal trials of rezafungin in treatment and prophylaxis.”

STRIVE Results Provide Evidence of Favorable Safety, Tolerability and Efficacy of Rezafungin Administered Once Weekly

The STRIVE trial results include efficacy data from 92 treated patients (mITT population) and safety and tolerability results from 104 patients, from 31 trial sites in North America and Europe. The trial was not statistically powered to demonstrate superiority or non-inferiority and therefore comparisons of efficacy are directional.

Efficacy
STRIVE met its primary safety and efficacy objectives in the treatment of candidemia/invasive candidiasis. The rezafungin 400mg/200mg regimen (Group 2) had the highest efficacy rate in all assessments. The high numbers of patients with indeterminate responses in Group 1 largely accounted for the relative difference between Overall Success and Clinical Cure rates (Table 1).

Table 1: Overall Response and PI Assessment of Clinical Response at Day 14 and All-Cause Mortality in the mITT Population
	Group 1: RZF once weekly 400 mg N= 33	Group 2: RZF once weekly 400mg Wk1/200mg N= 31	Group 3: CSF once daily 70 mg D1/50 mg N= 28
n (%)
Overall Success (D14)	19 (57.6)	22 (71.0)	18 (64.3)
Failure	7 (21.2)	6 (19.4)	8 (28.6)
Indeterminate	7 (21.2)	3 (9.7)	2 (7.1)
Overall Success (D14) (excluding Indeterminatea)	19/26 (73.1)	22/28 (78.6)	18/26 (69.2)
Failure	7/26 (26.9)	6/28 (21.4)	8/26 (30.8)
Clinical Cure (D14) by PI Assessment[b]	25 (75.8)	24 (77.4)	20 (71.4)
Failure	7 (21.2)	4 (12.9)	8 (28.6)
Indeterminate	1 (3.0)	3 (9.7)	0
Mortality (D30)[c]	5 (15.2)	1 (3.2)	3 (10.7)
Mortality (Overall)	5 (15.2)	3 (9.7)	5 (17.9)

[a]Indeterminate response indicates inability to assess outcome due to missing data point(s)
[b]Outcome that most closely approximates the primary outcome in prior candidemia/invasive candidiasis clinical trials
[c]Primary outcome measure for planned Phase 3 ReSTORE trial to assess rezafungin in treatment of candidemia and/or invasive candidiasis

Safety and Tolerability
There were no concerning trends in adverse events observed. Rezafungin was well-tolerated at both dosing regimens. Treatment emergent adverse events were observed in most patients, with an incidence of 88.6 percent in Group 1, 94.4 percent in Group 2, and 81.8 percent in Group 3.

The rates of severe adverse events were 37.1 percent, 27.8 percent, and 39.4 percent, respectively. There were six adverse events leading to study drug discontinuation across all study groups: four in Group 1, one in Group 2 and one in Group 3. Two out of the six were considered possibly related to study drug: one in Group 1 and one in Group 3.

There were two serious adverse events possibly related to study drug: one in Group 2 and one in Group 3, and both patients fully recovered. There were no deaths related to study drug, and there were no concerning trends in System Organ Class groups or specific adverse events.

“There have been no new drugs approved for the treatment of serious Candida infections or the prevention of invasive fungal infections in over a decade,” said George Thompson, MD, associate professor of Clinical Medicine at the University of California, Davis, School of Medicine, and chair of the Mycoses Study Group Education Committee. “The STRIVE trial results are very promising and they bring rezafungin one step closer to becoming a potential new and very practical solution for patients and clinicians to address the significant limitations with current standards of care, such as low drug exposure, increasing resistance and daily intravenous administration that can complicate step-down therapy at discharge.”

The STRIVE Trial

STRIVE was an international, multicenter, double-blind trial evaluating the safety, tolerability and efficacy of once-weekly dosing of rezafungin acetate compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis. The trial enrolled 92 patients in the microbiological intent-to-treat, or mITT, population, and these patients were randomized to one of two rezafungin arms or the comparator arm, in which patients received caspofungin. In the two rezafungin arms of the trial, patients received either 400 mg of rezafungin administered intravenously once weekly for two to four weeks (Group 1), or 400 mg for the first week followed by 200 mg once weekly for up to four weeks in total (Group 2). In the comparator arm (Group 3), patients received daily caspofungin administered intravenously according to the approved prescribing information, with an optional step down to oral fluconazole.

Two Phase 3 Trials Focused on Treatment and Prophylaxis in 2018

Based on the STRIVE trial results, Cidara plans to initiate two Phase 3 clinical trials in mid-2018:

•
Phase 3 ReSTORE Treatment Trial: A single, global, randomized, double-blind, controlled Phase 3 pivotal clinical trial in approximately 150 mITT patients with candidemia and/or invasive candidiasis. This global Phase 3 trial is expected to generate topline data in 2020. The design will be similar to the STRIVE trial but with a primary outcome measure of All-Cause Mortality at day 30.

•
Phase 3 ReSPECT Prophylaxis (Prevention) Trial: A single, global, randomized, double-blind, controlled Phase 3 pivotal clinical trial in patients undergoing allogeneic bone marrow transplant to enable use of rezafungin in a 90-day prophylaxis regimen to prevent infections due to Candida, Aspergillus and Pneumocystis. Rezafungin will be dosed once weekly and compared to a regimen containing two drugs (an azole + Bactrim) dosed once daily, for 90 days, at which time fungal-free survival will be measured (the primary outcome measure). The trial will include adults with underlying conditions including acute myeloid leukemia, acute lymphoblastic leukemia, chronic myelogenous leukemia, myelodysplastic syndrome(s), lymphoma and aplastic anemia. This trial is expected to produce an interim futility read-out in 2019 and provide topline results in 2020.

The Phase 3 program will allow Cidara to study rezafungin broadly across distinct and large patient populations where there is an urgent need for innovation. The treatment trial is designed to evaluate rezafungin for tough-to-treat invasive Candida infections and enable hospital discharge on an echinocandin with once-weekly dosing. The prophylaxis trial has the potential to shift the fungal prevention paradigm in vulnerable transplant and cancer patients from more toxic and complicated regimens to a simple one-drug regimen with a potentially superior safety profile.
About Invasive Fungal Infections
Invasive fungal infections (IFIs) represent a serious threat to millions of patients worldwide, resulting in more than 1.5 million deaths annually and mortality rates ranging from 15 to 65 percent. These infections continue to be a global health issue, especially for critically ill patients in hospitals and patients with compromised immune systems, including cancer and transplant patients. Approximately 90 percent of IFI-related deaths are associated with Candida, Aspergillus, and Pneumocystis.
Conference Call and Webcast
Cidara management will host a conference call and webcast at 8:00 a.m. ET/5:00 a.m. PT today. To participate in the conference call by telephone, please dial (855) 715-1009 for domestic callers, or (440) 996-5686 for international callers, and use the conference ID #73346777. The webcast will be made available on Cidara’s website at www.cidara.com under the Investors tab in the Events section. Following the live audio webcast, a replay will be available on Cidara's website for approximately 30 days.
About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, rezafungin acetate, formerly known as CD101 IV, through late stage clinical trials, and developing its antibody-drug conjugates for the treatment of multi-drug resistant Gram-negative bacterial infections. Rezafungin has improved pharmacokinetics compared to existing echinocandins and has the potential for expanded utility across patient settings. Rezafungin is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. Cidara is developing its antibody-drug conjugates as part of its novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that directly kill pathogens and also direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effectiveness, safety, and other attributes of rezafungin and other potential product candidates, including the potential for these compounds to successfully treat or prevent infections, including those caused by resistant pathogens, potentially transform the way infectious diseases are treated, and the potential for rezafungin to have advantages over the current standard of care in the treatment or prevention of invasive fungal infections, the design and timing of rezafungin Phase 3 clinical trials, and the potential for the Cloudbreak platform to result in future drug candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-K most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
615-414-8668
ChristyCurran@sambrown.com
###